EXHIBIT 99.1

Investor Contacts:	Jonathan J.R. Dodd
441.294.6355

Quanta Announces Agreement to be Acquired By Catalina Holdings (Bermuda) Ltd.

for $2.80 per Share in Cash

HAMILTON, Bermuda—(BUSINESS WIRE)—May 30, 2008— Quanta Capital Holdings Ltd. (NASDAQ: QNTA) announced today that it has entered into a definitive amalgamation agreement with Catalina Holdings (Bermuda) Ltd. and Catalina Alpha Ltd. Pursuant to the amalgamation agreement, Catalina will acquire Quanta in a transaction valued at approximately $197 million. At the closing of the proposed amalgamation, holders of the common shares of Quanta will receive $2.80 per share in cash, which represents a 55% premium to the volume-weighted average sale price per share over the 30 calendar days ending May 29, 2008.

Completion of the transaction is contingent upon customary closing conditions, including the approvals of the common shareholders of Quanta, as well as various regulatory approvals and notices. There is no financing contingency to the transaction. The transaction is expected to close in the last quarter of 2008.

In connection with the transaction, Friedman, Billings, Ramsey & Co., Inc. is acting as Quanta’s financial advisor and Baker & McKenzie LLP is acting as Quanta’s legal advisor. Morgan Stanley & Co. Incorporated and Allen & Overy LLP advised Catalina in connection with the transaction.

James J. Ritchie, Quanta’s chairman of the board, said “We are very pleased to announce this potential transaction, which, when combined with the $1.75 cash dividend per share the board of directors declared in March 2008, would enable us to return $4.55 per share to our shareholders during 2008. This represents approximately 91% of Quanta’s December 31, 2007 book value, and approximately 95% of Quanta’s book value on September 30, 2006, shortly after we placed it into run-off.”

“This significant accomplishment would not have been possible without the excellent execution of Quanta’s management team and employees who preserved significant shareholder value during Quanta’s difficult transition into run-off. We owe them our sincere appreciation for all their efforts. I also appreciate the many contributions of my fellow directors in guiding Quanta through the strategic assessment process, sale of Quanta’s interests in a Lloyds syndicate and signing of the amalgamation agreement. The acquisition of Quanta brings a solid balance sheet and run-off block to Catalina’s operating structure. We wish them much success in bringing our company into their portfolio.”

Chris Fagan, Catalina’s Chief Executive said “We are pleased to have entered into a definitive agreement to acquire Quanta and we look forward to working with Quanta’s employees and management to achieve a successful run off. This is an important acquisition for Catalina following the significant expansion of our capital base last year.”

About Quanta Capital Holdings Ltd.

Quanta Capital Holdings Ltd. is a Bermuda holding company, with interests in specialty insurance and reinsurance that it is actively running off. Quanta maintains offices in Bermuda, Ireland and the United States.

About Catalina Holdings (Bermuda) Ltd.

Catalina Holdings (Bermuda) Ltd., a Bermuda company backed by significant blue chip financial institutions, specializes in the acquisition and management of non-life insurance and reinsurance companies and portfolios in run-off.

Additional Information About the Transaction and Where to Find It

Quanta will file with the Securities and Exchange Commission a proxy statement and other relevant materials in connection with the amalgamation. The proxy statement will be sent or given to the shareholders of Quanta. Before making any voting or investment decision with respect to the amalgamation, shareholders of Quanta are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the amalgamation. The proxy statement and other relevant materials (when they become available), and any other documents filed by Quanta with the Securities and Exchange Commission, may be obtained free of charge at the SEC’s website at www.sec.gov. The proxy statement and such other documents may also be obtained for free by going to Quanta’s Investor Information page on Quanta’s corporate website at www.quantaholdings.com or by directing such request to Quanta at 22 Church Street, Hamilton, Bermuda HM 11 - Attention Karen Barnett; Telephone: 1-441-294-6350.

Quanta and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed amalgamation. Information concerning the interests of Quanta’s participants in the solicitation is set forth in Quanta’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission. Shareholders may obtain additional information regarding the direct and indirect interests of Quanta and its executive officers and directors in the proposed transaction by reading the proxy statement regarding the proposed transaction when it becomes available.

The statements contained in this press release may include forward-looking statements within the meaning of the federal securities law, which reflect Quanta’s current views with respect to future events and financial performance. Statements which include the words “believes,” “expects,” “intends,” “estimates,” “projects,” “predicts,” “assumes,” “anticipates,” “plans,” and “seeks” and comparable terms of a future or forward-looking nature identify forward-looking statements in form for purposes of the U.S. federal securities laws or otherwise. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results. These include, but are not limited to, risks relating to Quanta’s inability to complete the proposed transaction on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including but not limited to the failure to obtain governmental and regulatory approvals or to satisfy other closing conditions, as well as other factors detailed in Quanta’s filings with the SEC. Quanta assumes no obligation to update or supplement forward-looking statements to reflect subsequent events or circumstances.